Exhibit 18.1
April 28, 2011
Board of Directors
PolyOne Corporation
33587 Walker Road
Avon Lake, OH 44012
Ladies and Gentleman:
Note 2 of the Notes to the unaudited condensed consolidated financial statements of PolyOne Corporation included in its Form 10-Q for the three-months ended March 31, 2011 describes a voluntary change in the method of accounting for actuarial gains and losses for all of its pension and other postretirement benefit plans. The change in method of recognizing actuarial gains and losses is from a method that initially recognizes such gains and losses in stockholders’ equity in the period incurred and subsequently recognizes gains and losses in excess of the greater of the beginning-of-year market-related value of plan assets or benefit obligation as a component of net periodic benefit cost in future periods, to a method that recognizes actuarial gains and losses in the income statement in the period incurred. There are no authoritative criteria for determining a “preferable” method of accounting for actuarial gains and losses based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2010, and therefore we do not express any opinion on any financial statements of PolyOne Corporation subsequent to that date.
Very truly yours,
/s/ Ernst & Young LLP